Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE THIRD-QUARTER EARNINGS INCREASE 26% TO

$0.54 PER DILUTED SHARE ON 23% GROWTH IN REVENUE

Achieves Comparable-Quarter Improvement in Operating Ratio Every Quarter for 5 Years

Revises Guidance for 2006 Earnings per Diluted Share to Range of $1.87 to $1.90

THOMASVILLE, N.C. (October 26, 2006) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the third quarter and nine months ended September 30, 2006. Revenue for the third quarter increased 22.7% to $337,569,000 from $275,076,000 for the third quarter of 2005. Net income for the third quarter increased 26.2% to $20,103,000 from $15,935,000. Earnings per diluted share rose 25.6% to $0.54 for the third quarter of 2006 from $0.43 for the third quarter of 2005. Old Dominion’s operating ratio improved to 89.1% for the third quarter of 2006 from 89.5% for the third quarter last year. All prior-period share and per share data in this release have been adjusted to reflect the Company’s three-for-two stock split effective in November 2005.

For the first nine months of 2006, revenue was $960,012,000, an increase of 23.7% from $776,192,000 for the comparable period in 2005. Net income increased 41.1% to $54,728,000 for the first nine months of 2006 from $38,786,000 for the first nine months of 2005, and earnings per diluted share increased 41.3% to $1.47 from $1.04. Old Dominion’s operating ratio improved to 89.7% for the first nine months of 2006 from 90.8% for the same period in 2005.

“For the third quarter, Old Dominion again produced strong financial results, with revenue growing in excess of 20% for the tenth consecutive quarter and earnings per diluted share at the high end of our established guidance,” said Earl E. Congdon, Chairman and Chief Executive Officer of Old Dominion. “Consistent with our performance for the first half of 2006, we continued to gain market share within our existing service center network in a relatively stable pricing environment. We achieved a 2.7% increase in revenue per hundredweight, excluding fuel surcharges, during the third quarter in spite of a 3.4% increase in weight per shipment, which generally has the affect of lowering this pricing metric. Our total tons shipped increased 15.3% as a result of the increase in weight per shipment and an 11.5% increase in shipments.

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports Third-Quarter Earnings

October 26, 2006

“Our revenue growth in the existing network has increased freight density and capacity utilization, thereby driving further improvement in our operating ratio for the third quarter. As a result, we have generated comparable-quarter improvement in our operating ratio for twenty consecutive quarters, a five-year period.

“We have also continued to enhance our future growth potential through steady geographic expansion. We currently operate service centers in 47 states in the continental United States, and we provide full-state coverage in 37 of these states. As we open additional service centers, we believe that we are building the requisite infrastructure to meet a strategic goal of providing full-state coverage throughout the continental United States. In pursuit of this goal, we have opened five of the seven service centers anticipated to open in the second half of 2006. The five new service centers were opened in Seaford, Delaware; Pompano Beach, Florida; Rockford, Illinois; Shreveport, Louisiana; and Saginaw, Michigan, giving us a total of 180 service centers currently in operation.

“While we are maintaining our long-term growth objectives, including our goal of exceeding $2 billion in revenue for 2010, we are today revising our guidance for earnings per diluted share for 2006 to a range of $1.87 to $1.90. This guidance is reduced from our previous guidance in a range of $1.94 to $1.97, which was established in our second-quarter earnings news release, but above the original guidance issued in January 2006 in a range of $1.74 to $1.82. The decision to revise our guidance is based on trending declines in both weight per shipment and revenue per hundredweight experienced in October 2006 and is consistent with market indicators of a slowing economy. We are also establishing our guidance for earnings per diluted share for the fourth quarter of 2006 in a range of $0.40 to $0.43, compared with $0.39 for the fourth quarter last year.”

Mr. Congdon concluded, “Old Dominion has produced a multi-year record of significant profitable growth above the industry’s average growth rate. We attribute this record of strong secular growth primarily to the strengths of our proven business model, including our differentiated products, high quality service, non-union workforce, deeply experienced management and strong financial position, combined with the consistent implementation of our long-term growth strategies throughout the economic cycle. Because we continue to demonstrate our ability to provide single-source solutions for our customers’ logistic needs, whether in regional, national or international markets, we remain confident of our ability to continue delivering secular growth for 2006 and the years ahead.”

Old Dominion will hold a conference call to discuss this release today at 11:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.InvestorCalendar.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these Web sites shortly after the call through November 26, 2006. A telephonic replay will also be available through November 2, 2006, at 719-457-0820, Confirmation Number 4805481.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing; (2) the negative impact of any

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ODFL Reports Third-Quarter Earnings

October 26, 2006

unionization of the Company’s employees; (3) the challenges associated with executing the Company’s growth strategy; (4) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (5) the availability and cost of fuel; (6) difficulty in attracting or retaining qualified drivers; (7) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (8) the Company’s significant ongoing cash requirements; (9) the availability and cost of new equipment; (10) the costs of compliance with, or liability for, violation of existing or future governmental regulation; (11) seasonal trends in the industry, including the possibility of harsh weather conditions; (12) the Company’s dependence on key employees; (13) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (14) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among five regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD- Technology, the Company offers an array of innovative products and services that provide direct service to 47 states within the Southeast, South Central, Northeast, Midwest and West regions of the country, including 37 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining states as well as international services around the globe.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended September 30,		% Chg.	Nine Months Ended September 30,		% Chg.
	2006	2005		2006	2005
Revenue from operations	$337,569	$275,076	22.7%	$960,012	$776,192	23.7%
Operating income	$36,676	$28,769	27.5%	$98,860	$71,270	38.7%
Operating ratio	89.1%	89.5%		89.7%	90.8%
Net income	$20,103	$15,935	26.2%	$54,728	$38,786	41.1%
Basic and diluted earnings per share	$0.54	$0.43	25.6%	$1.47	$1.04	41.3%
Weighted average shares outstanding
Basic	37,285	37,271	0.0%	37,285	37,269	0.0%
Diluted	37,285	37,273	0.0%	37,285	37,279	0.0%

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ODFL Reports Third-Quarter Earnings

October 26, 2006

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	Third Quarter					Year To Date
	2006		2005		%Chg.	2006		2005		%Chg.
Revenue	$337,569	100.0%	$275,076	100.0%	22.7%	$960,012	100.0%	$776,192	100.0%	23.7%

Operating expenses:
Salaries, wages & benefits	179,432	53.1%	148,659	54.0%	20.7%	510,252	53.1%	426,516	55.0%	19.6%
Operating supplies & expenses	56,265	16.7%	41,929	15.2%	34.2%	154,748	16.1%	112,627	14.5%	37.4%
General supplies & expenses	9,496	2.8%	8,153	3.0%	16.5%	28,596	3.0%	24,185	3.1%	18.2%
Operating taxes & licenses	12,022	3.6%	9,865	3.6%	21.9%	34,688	3.6%	28,730	3.7%	20.7%
Insurance & claims	6,969	2.1%	6,768	2.5%	3.0%	24,119	2.5%	23,083	3.0%	4.5%
Communications & utilities	3,442	1.0%	3,016	1.1%	14.1%	10,927	1.1%	9,396	1.2%	16.3%
Depreciation & amortization	17,476	5.2%	14,716	5.3%	18.8%	49,769	5.2%	40,714	5.2%	22.2%
Purchased transportation	11,603	3.4%	8,505	3.1%	36.4%	34,214	3.6%	25,744	3.3%	32.9%
Building and office equipment rents	2,813	0.8%	2,406	0.9%	16.9%	8,482	0.9%	6,839	0.9%	24.0%
Miscellaneous expenses, net	1,375	0.4%	2,290	0.8%	(40.0)%	5,357	0.6%	7,088	0.9%	(24.4)%

Total operating expenses	300,893	89.1%	246,307	89.5%	22.2%	861,152	89.7%	704,922	90.8%	22.2%

Operating income	36,676	10.9%	28,769	10.5%	27.5%	98,860	10.3%	71,270	9.2%	38.7%

Other deductions:
Interest expense, net	3,067	0.9%	1,767	0.7%	73.6%	7,095	0.7%	4,905	0.6%	44.6%
Other expense, net	408	0.1%	311	0.1%	31.2%	855	0.1%	714	0.1%	19.7%

Income before income taxes and cumulative effect of accounting change	33,201	9.9%	26,691	9.7%	24.4%	90,910	9.5%	65,651	8.5%	38.5%

Provision for income taxes	13,098	3.9%	10,756	3.9%	21.8%	36,182	3.8%	26,457	3.5%	36.8%

Income before cumulative effect of accounting change	20,103	6.0%	15,935	5.8%	26.2%	54,728	5.7%	39,194	5.0%	39.6%

Cumulative effect of accounting change (net of income tax effect of $272)	—	0.0%	—	0.0%	0.0%	—	0.0%	408	0.0%	(100.0)%
Net income	$20,103	6.0%	$15,935	5.8%	26.2%	$54,728	5.7%	$38,786	5.0%	41.1%

Earnings per share:

Basic	$0.54		$0.43		25.6%	$1.47		$1.04		41.3%
Diluted	$0.54		$0.43		25.6%	$1.47		$1.04		41.3%

Weighted average outstanding shares:
Basic	37,285		37,271		0.0%	37,285		37,269		0.0%
Diluted	37,285		37,273		0.0%	37,285		37,279		0.0%

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ODFL Reports Third-Quarter Earnings

October 26, 2006

OLD DOMINION FREIGHT LINE, INC.

	Third Quarter			Year to Date
Operating Statistics	2006	2005	% Chg.	2006	2005	% Chg.
Operating ratio	89.1%	89.5%	(0.4)%	89.7%	90.8%	(1.2)%
Intercity miles *	78,564	64,845	21.2%	222,260	191,371	16.1%
Total tons *	1,248	1,082	15.3%	3,653	3,114	17.3%
Total shipments *	1,646	1,476	11.5%	4,835	4,338	11.5%
Revenue per intercity mile	$4.30	$4.24	1.4%	$4.32	$4.06	6.4%
Rev/cwt ‡	$13.41	$12.76	5.1%	$13.17	$12.53	5.1%
Rev/cwt excluding fuel surcharges ‡	$11.65	$11.34	2.7%	$11.56	$11.33	2.0%
Rev/shp ‡	$203.20	$186.94	8.7%	$198.96	$179.83	10.6%
Rev/shp excluding fuel surcharges ‡	$176.61	$166.20	6.3%	$174.65	$162.68	7.4%
Weight per shipment	1,515	1,465	3.4%	1,511	1,435	5.3%
Average length of haul	930	919	1.2%	933	926	0.8%

* -	In thousands
‡ -	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	September 30, 2006	December 31, 2005
(In thousands)
Current assets	$267,454	$150,213
Net property and equipment	594,109	466,071
Other assets	28,324	25,364

Total assets	$889,887	$641,648

Current maturities of long-term debt	$12,774	$17,930
Other current liabilities	127,965	93,098

Total current liabilities	140,739	111,028
Long-term debt	262,109	111,026
Other non-current liabilities	87,260	74,543

Total liabilities	490,108	296,597
Shareholders’ equity	399,779	345,051

Total liabilities & shareholders’ equity	$889,887	$641,648

Note: Financial statements and operating statistics are unaudited.

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